EXHIBIT 10.12

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.

Settlement and Cross License

Agreement

This Settlement and Cross License Agreement (this “Agreement”), effective as of the 17th day of October, 2008 (the “Effective Date”), is made and entered into between Fairchild Semiconductor Corporation, a corporation incorporated under the laws of Delaware and having a principal place of business at 82 Running Hill Road, South Portland, ME 04106, Fairchild Semiconductor International, Inc., a corporation incorporated under the laws of Delaware, and their Subsidiaries (collectively “Fairchild”) on the one hand; and Alpha & Omega Semiconductor, Inc., a corporation incorporated under the laws of California and having a principal place of business at 495 Mercury Drive, Sunnyvale, CA 94085, and Alpha & Omega Semiconductor, Ltd., a corporation incorporated under the laws of Bermuda, and their Subsidiaries (collectively “AOS”) on the other hand (each a “party” and collectively the “parties”).

RECITALS

WHEREAS, Fairchild has filed a lawsuit against AOS in the United States District Court for the Northern District of California, Case No. C 07-2664 JSW, and a request for a preliminary injunction order (PIO) against AOS in Taiwan Shihlin District Court, Case No.97 Tsai-Chuan-Zi1837, which request is on appeal with the Taiwan Intellectual Property Court, Case No. 97 Zhuan-Kang-Zi 8; and AOS has filed a lawsuit against Fairchild in the United States District Court for the Northern District of California, Case No. C07-2638 JSW, and a request for a preliminary injunction order (PIO) against Fairchild in the Taiwan Intellectual Property Court, Case No. 97 Ming-Chuan-Zi 26 (collectively, the “Complaints”);

WHEREAS, AOS has filed two requests for cancellation and invalidation against Fairchild in the Taiwan Intellectual Property Office, Case No. 087118857N01 and 087118857N02 (collectively, the “Invalidation Actions”);

WHEREAS, Fairchild and AOS desire to settle each of the claims asserted in the Complaints and the Invalidation Actions on the terms and conditions respectively set forth in this Agreement; and

WHEREAS, the parties desire to compromise, settle and discharge all of their claims, demands, liabilities and causes of action against each other and against their representatives, affiliates, franchisees, successors, assigns, agents and attorneys arising from the subject matter of the Complaints and the Invalidation Actions.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is hereby agreed by and between the parties as follows:

AGREEMENT

1.	Definitions.

“AOS Patents” means the patents listed in Exhibit B and any U.S. or foreign counterparts that issue from an application claiming priority to any of the applications that led to issuance of any of the patents listed in Exhibit B, including all reissues, reexaminations, renewals, extensions, divisionals, continuations, and continuations-in-part of any of the patents listed in Exhibit B.

“Fairchild Patents” means the patents listed in Exhibit A and any U.S. or foreign counterparts that issue from an application claiming priority to any of the applications that led to issuance of any of the patents listed in Exhibit A, including all reissues, reexaminations, renewals, extensions, divisionals, continuations, and continuations-in-part of any of the patents listed in Exhibit A.

“Licensed Product” means any product that, except for licenses granted herein, would be covered by one or more of the claims of the Fairchild or AOS Patents.

“Low Voltage Power MOSFET” means a discrete power MOSFET device (including for the avoidance of doubt devices having polysilicon gate) having a breakdown voltage with a magnitude (positive or negative) [***].

“Subsidiary” means any corporation or other legal entity as to which a party owns, directly or indirectly, 70% or more of the voting power or other similar interests. For purposes of this Agreement, any entity that owns, directly or indirectly, 70% or more of the voting power of the party as a result of a corporate restructuring not involving an investment in, or the acquisition of, such party by any third party, including reincorporation, redomiciliation, amalgamation, short-form merger, or the like, will also be treated as a “Subsidiary.”

2.	License Grants.

2.1 Fairchild License Grant. Subject to the terms and conditions of this Agreement, Fairchild hereby grants to AOS a nonexclusive, worldwide, fully paid-up right and license (without the right to grant sublicenses) under the Fairchild Patents:

(a) to make, use, lease, sell, offer to sell, import, export, and otherwise transfer Licensed Products, and to practice any method or process and use any product involved in the manufacture or use thereof; and

(b) to have made Licensed Products by another manufacturer for the sole use, lease, sale, offer for sale, import, export or other transfer by AOS provided that (i) the designs for such Licensed Products were either created or developed by or on behalf of AOS, and (ii) such Licensed Products, as sold to a subsequent purchaser, are labeled solely as an AOS product.

2.2 AOS License Grant. Subject to the terms and conditions of this Agreement, AOS hereby grants to Fairchild a nonexclusive, worldwide, fully paid-up right and license (without the right to grant sublicenses) under the AOS Patents:

(a) to make, use, lease, sell, offer to sell, import, export, and otherwise transfer Licensed Products, and to practice any method or process and use any product involved in the manufacture or use thereof; and

(b) to have made Licensed Products by another manufacturer for the sole use, lease, sale, offer for sale, import, export or other transfer by Fairchild provided that (i) the designs for such Licensed Products were either created or developed by or on behalf of Fairchild, and (ii) such Licensed Products, as sold to a subsequent purchaser, are labeled solely as a Fairchild product.

2.3 Covenants Not to Sue.

(a) Commencing on the Effective Date and ending on the third anniversary of this Agreement, each party hereby covenants not to sue, agrees not to assert a claim, and agrees not to induce any third party to sue or assert a claim based on any United States or foreign patent, and/or any extensions or renewals thereof, anywhere in the world, against the other party, or its Subsidiaries, suppliers, subcontractors, or foundries, related to making, having made, using, leasing, selling, offering to sell, importing, exporting or transferring a Low Voltage Power MOSFET designed and labeled by, for or on behalf of the other party, or a claim against any subsequent purchaser acquiring such a product directly or indirectly from either party

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hereunder for any claim of patent infringement, provided that, except for the [***] of sales addressed in Section 2.3(c), such subsequent purchaser is an ordinary-course customer of the selling party such as an original equipment manufacturer, original design manufacturer, electronic manufacturing services provider or distributor, or any of their customers. The parties further agree that, in any litigation following expiration of this covenant, neither party will be entitled to damages for any activity that is covered by this covenant.

(b) Commencing on the Effective Date and ending on the sixth anniversary of this Agreement, AOS hereby covenants not to sue, agrees not to assert a claim, and agrees not to induce any third party to sue or assert a claim, anywhere in the world, against Fairchild, or any Fairchild Subsidiary, supplier, subcontractor, or foundry, based on any claim of any of the patents listed in Exhibit C or any foreign counterparts that issue from an application claiming priority to any of the applications that led to issuance of any of the patents listed in Exhibit C, including all reissues, reexaminations, renewals, extensions, divisionals, continuations, and continuations-in-part of any of the patents listed in Exhibit C, related to making, having made, using, leasing, selling, offering to sell, importing, exporting or transferring a product by, for or on behalf of Fairchild, provided, however, that AOS shall have the right, subject to any defenses available to Fairchild, to file such a lawsuit or assert such a claim in response to any lawsuit or claim filed by Fairchild, or any Fairchild Subsidiary, supplier, subcontractor, or foundry, against AOS or any AOS Subsidiary based on any U.S. or non-U.S. patent.

(c) The covenants of Section 2.3(a) shall not extend to products sold, transferred, or otherwise disposed of by either party in unpackaged wafer or die form, or otherwise in unpackaged form, in amounts exceeding [***] of such party’s total sales of Low Voltage MOSFETs in any calendar year. If the proportion exceeds [***], then the parties shall determine reasonable and appropriate compensation for the overage. If the parties cannot agree to compensation, based on reasonable and good faith negotiation, within 60 days after the non-breaching party requests to negotiate under this paragraph, then the non-breaching party may seek all legal or equitable remedies available under this Agreement without further notice to the other party.

(d) Each party shall maintain records relating to the proportion of its total sales of Low Voltage MOSFETs that is comprised of sales of products in unpackaged wafer or die form for at least three (3) years. Each party (the “Audited Party”) will allow the other party (the “Auditing Party”) to audit such records of the Audited Party when requested by the Auditing Party upon 30-days’ notice, during business hours, and solely for the purpose of determining the proportion of Low Voltage MOSFET products in unpackaged wafer and die form, through an independent certified-public-accountant auditor mutually agreeable to both parties. The independent auditor shall execute a written confidentiality agreement with the Audited Party before gaining access to any confidential information of the Audited Party. The independent auditor shall have no right of access to any confidential information of the Audited Party other than that necessary to conduct the audit, and shall report to the Auditing Party only the fact of compliance or the specific discrepancies of non-compliance with respect to the [***] limitation set forth in Sec. 2.3(c). Such audits with respect to any half-yearly period may be conducted within three (3) years after the end of the half yearly period. There will be at most two audits per year. The Auditing Party will bear the cost of any audit, except that if the audit establishes that the proportion of the Audited Party’s total sales of Low Voltage MOSFETs that are products in unpackaged wafer or die form exceeds the [***] limitation set forth in Sec. 2.3(c), the Audited Party will reimburse the Auditing Party for the reasonable cost of the audit.

2.4 Limitations on Covenants Not to Sue and Licenses.

(a) General Limitations. Except for the covenants not to sue of Section 2.3, no license is granted by either party either directly or by implication, estoppel, or otherwise other than under the Fairchild Patents or AOS Patents; or with respect to any item other than Licensed Products.

(b) No Sublicenses to Third Parties. Except for the “have made” rights of Sections 2.1(b) and 2.2(b), nothing in this Agreement shall either expressly or impliedly give Fairchild or AOS the right to grant sublicenses under the Fairchild Patents or the AOS Patents to third parties, nor shall the sale of any Licensed

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Products provide or give rise to an implied license in favor of third parties, by implication, estoppel or otherwise, to any Fairchild or AOS patents other than those licensed herein. At all times, except for the “have made” rights of Sections 2.1(b) and 2.2(b) and the covenants of Section 2.3, each of Fairchild and AOS retain the right to enforce its intellectual property rights against third parties for the infringement of any Fairchild Patents or AOS Patents.

2.5 Press Release. The parties will agree on the form of a press release as set forth in Exhibit D or other statement announcing the existence (but not the terms) of this Agreement.

2.6 Ownership Rights. All rights, title and interest in and to the Fairchild Patents are the sole and exclusive property of Fairchild and AOS’s rights under the Fairchild Patents arise only out of the license granted by this Agreement. All rights, title and interest in and to the AOS Patents are the sole and exclusive property of AOS and Fairchild’s rights under the AOS Patents arise only out of the license granted by this Agreement.

2.7 Non-hire and Non-solicitation. For a period of three years after the Effective Date, neither party shall, without the prior written consent of the other party, directly or indirectly hire or solicit for employment by such party or its Subsidiaries, any then-current employee of the other party or its Subsidiaries, provided, however, that the foregoing shall apply only to the extent permitted by applicable law, and shall not apply to (i) generalized searches by use of advertisements that are not targeted at employees of the other party or its Subsidiaries or (ii) the employment of persons who approach the hiring party without solicitation or encouragement by the hiring party, whether direct or indirect. For purposes of this section 2.7, “employment” includes providing services as a consultant, advisor, member of the board of directors or similar body, partner, investor or other such role.

3.	Consideration.

3.1 Consideration. In consideration of, and as a condition precedent to, the licenses granted and covenants made herein, AOS shall pay to Fairchild a one-time fee of [***] within ten (10) days from the date of execution of this Agreement.

3.2 Wire Transfer. Payment shall be made in United States Dollars and shall be made by electronic funds transfers. Payment shall be deemed to be made on the date the consideration is received by Fairchild. The address, unless otherwise directed, for electronic funds transfer of payment is:                         .

3.3 Taxes. AOS shall make all payments due hereunder in United States currency clear of and without deduction or deferment for any demand, set-off, counterclaim or other dispute. Without limiting the generality of the aforesaid, all payments due by AOS shall be paid in full without deduction of taxes or other fees which may be imposed by any government, which taxes or other fees shall be paid by Fairchild.

4.	Settlement and Release.

4.1 Settlement.

(a) Within five (5) business days of the Effective Date, Fairchild shall cause to be filed (i) in the United States District Court for the Northern District of California, Case No. C 07-2664 JSW a fully executed stipulated order of dismissal with prejudice; (ii) in Taiwan Shihlin District Court (Case No. 97 Tsai-Chuan-Zi1837) and subsequent appellate proceedings at Taiwan Intellectual Property Court (Case No. 97 Zhuan-Kang-Zi 8), fully executed withdrawals or the equivalent under Taiwan laws, depending upon in which jurisdiction the form is filed; and (iii) if an invalidation action was filed in Taiwan Intellectual Property Office against Taiwan Patent No. 117076, fully executed withdrawals of such action(s).

(b) Within five (5) business days of the Effective Date, AOS shall cause to be filed (i) in the United States District Court for the Northern District of California, Case No. C 07-2638 JSW a fully executed stipulated order of dismissal with prejudice; (ii) in the Taiwan Intellectual Property Court, (Case No. 97

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Ming-Chuan-Zi 26), fully executed withdrawals in proper form or the equivalent under Taiwan laws; and (iii) in Taiwan Intellectual Property Office, fully executed withdrawals or the equivalent of the Invalidation Actions (Case No. 087118857N01 and 087118857N02) in a proper format.

(c) Furthermore, each party shall take all such additional steps and actions requested by the other party as may be necessary or desired to effect the dismissals of the cases and actions described in this Section 4.1.

4.2 Releases. Each party, for itself, its legal representatives, predecessors, successors, and assigns, and each of its past and present officers, directors, shareholders, employees, Subsidiaries, divisions, partnerships, joint ventures, affiliated companies, attorneys, and agents, hereby unconditionally releases and forever discharges the other party and each of its legal representatives, predecessors, successors, and assigns, and each of its past and present officers, directors, shareholders, employees, subsidiaries, divisions, partnerships, joint ventures, affiliated companies, foundries, subcontractors, attorneys, agents, and users, from any and all claims, causes of action, demands, costs, obligations, damages, and liabilities of every kind, nature, and description whatsoever arising before the Effective Date arising from any infringement of the Fairchild or AOS Patents, whether in law or in equity, individual or derivative, state or federal, U.S. or foreign, known or unknown, suspected or unsuspected, whether or not concealed or hidden, that arose under or relate to, or were asserted or could have been asserted in connection with, the Complaints.

4.3 Waiver of Section 1542. The parties hereto expressly waive the provisions of California Civil Code section 1542, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

5.	Warranties; Disclaimer; Limitation of Liability.

5.1 Mutual Warranty.

(a) Each party hereby represents and warrants that it has the full right and power to grant the license and immunities, respectively set forth in this Agreement, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement. Each party hereto warrants and represents to the other that its execution hereof has been duly authorized by all necessary corporate action of such party.

(b) Each party represents and warrants to the other that there are no other legal proceedings filed or pending by that party against the other party other than the Complaints and the Invalidation Actions.

(c) Fairchild represents and warrants that it has not filed a request for cancellation or invalidation of Taiwan Patent No. 117076.

5.2 Warranty Disclaimer. The licenses granted to Fairchild and AOS are provided “AS IS.” WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF FAIRCHILD AND AOS DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Nothing in this Agreement shall be construed as:

(a) an admission by either party as to the validity, enforceability or infringement of any of the Fairchild Patents or the AOS Patents;

(b) a warranty or representation by either party as to the validity, scope or enforceability of any of the Fairchild Patents or the AOS Patents;

(c) a warranty or representation by either party that anything made, used, sold, leased or otherwise disposed of under this Agreement is or will be free from infringement of patents or other intellectual property rights of third parties;

(d) a requirement that either party shall file any patent application, secure any patent or maintain any patent in force;

(e) an obligation of either party to bring or prosecute any actions or suits against third parties for infringement of any Fairchild Patents or the AOS Patents or to defend any suit or action brought by a third party which challenges or concerns the Fairchild Patents or the AOS Patents or the use of any of the technology referred to or claimed by any of the Fairchild Patents or the AOS Patents;

(f) an obligation of either party to furnish any manufacturing or technical information, or any information concerning pending patent applications;

(g) granting by implication, estoppel or otherwise, any licenses or rights under patents other than those expressly granted;

(h) a license by either party to the other of any know how or trade secrets; or

(i) conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark or other designation of either party.

5.3 Limitation of Liability. IN NO EVENT SHALL EITHER BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LOSS OR DAMAGES OF ANY NATURE WHATSOEVER CONNECTED WITH OR RESULTING FROM THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER SUCH DAMAGES ARE REASONABLY FORESEEABLE AND REGARDLESS OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

6.	Term and Termination.

6.1 Term. The term of this Agreement shall be from the Effective Date hereof until the expiration of the last to expire of the Fairchild Patents or the AOS Patents unless previously terminated as hereinafter provided.

6.2 Survival. Any provision of this Agreement that reasonably would be expected to survive termination or that states that it shall survive termination, will survive termination of this Agreement.

7.	Confidentiality. Each party agrees that any information concerning either party’s technical information, existing or future products, and any other confidential or business information disclosed in the furtherance of this Agreement including without limitation the financial and other terms (but not the existence) of this Agreement shall be held in strict confidence and shall not be disseminated or disclosed without the express written consent of the other party, except as otherwise provided in this Agreement. If a party is directed to disclose any materials proprietary to the other party in conjunction with a judicial proceeding, arbitration, or otherwise by law, then the party so directed may do so provided that it shall notify the other party in writing immediately and sufficiently in advance of any disclosure to allow the other party to seek a Protective Order or other remedy to prevent the disclosure. This provision will survive the expiration or termination of this Agreement.

8.	Notices.

8.1 Notices. All notices, including notices change of address, required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Fairchild:	If to AOS:

Fairchild Semiconductor Corp.	Alpha & Omega Semiconductor, Inc.
82 Running Hill Road	495 Mercury Drive
South Portland, ME 0410	Sunnyvale, CA 94085
Attn: General Counsel	Attn: Director of Intellectual Property

8.2 Deemed Service. Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

9.	General Provisions.

9.1 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to its subject matter and terminates and supersedes any prior or contemporaneous agreements or understandings relating to such subject matter. None of the provisions of this Agreement may be waived or modified except in a writing signed by both patties, and there are no representations, promises, agreements, warranties, covenants or undertakings other than those contained herein.

9.2 Assignment. This Agreement and any licenses and rights herein granted are personal to the other party and shall not be assigned, transferred (by merger, operation of law or in any other manner), sublicensed or encumbered without the other party’s prior written consent; except in connection with the sale, merger or acquisition of all or substantially all of such party’s assets or business. In the event that either party is acquired by a third party (“Acquiring Party”) whether by a sale, merger, or acquisition, the licenses and covenants contained in this Agreement will only apply to that portion of the Acquiring Party’s post-merger revenue that did not exceed the acquired party’s revenue in the last complete calendar year before the sale, merger, or acquisition. Any purported transfer, assignment or delegation in violation of the foregoing will be null and void and of no force or effect. . The provisions of this paragraph do not apply to transactions between a party and any of its Subsidiaries.

9.3 Jurisdiction and Venue. With respect to any controversy, claim, or dispute arising out of or in connection with this Agreement, the parties hereby consent to the jurisdiction, including personal and/or subject matter, and venue, in the United States District Court for the Northern District of California or an appropriate court of the State of California in Santa Clara County, California.

9.4 No Waiver. No delay or omission on the part of either party to this Agreement in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder, and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement on any future occasion.

9.5 Severability. Each Section or subsection of this Agreement shall be distinct and separate and, unless otherwise specified, the invalidity or illegality of any Section or subsection shall have no effect on any other Section or subsection. If a tribunal declares a provision of this Agreement invalid, the Agreement will be deemed automatically adjusted to the minimum extent necessary to be valid.

9.6 Attorneys’ Fees. In the event of any action to enforce this Agreement or on account of any breach of or default under this Agreement, the prevailing party in such action shall be entitled to recover, in addition to any other relief to which it may be entitled, all reasonable attorneys’ and experts’ fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof).

9.7 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of California without reference to its choice of law rules, except to the extent preempted by the laws of the United States of America.

9.8 Interpretation of Agreement. This Agreement is the product of an arms-length negotiation between the parties, with each of the parties being represented by legal counsel of their choice. Accordingly, in any interpretation of this Agreement, it shall be deemed that this Agreement was prepared jointly by the parties, and no ambiguity shall be construed or resolved against either party on the premise or presumption that such party was responsible for drafting this Agreement. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.9 Further Assurances. Each party shall do, or cause to be done, all such further acts, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further documentation as the other party reasonably requires to carry out the purposes of this Agreement.

9.10 Scope of Agreement. Each party by signing this Agreement acknowledges and agrees that no provision of this Agreement shall be construed to apply to or grant any rights whatsoever with respect to any patents or rights to patents possessed by either party now or in the future, except for the Fairchild Patents or AOS Patents.

9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Settlement and Cross License Agreement effective as of the Effective Date.

Fairchild Semiconductor Corporation

By:	/s/ Robert J. Conrad
Name:	Robert J. Conrad
Title:	EVP and General Manager, MCCC
Date:	October 17, 2008

Fairchild Semiconductor International, Inc.

By:	/s/ Robert J. Conrad
Name:	Robert J. Conrad
Title:	EVP and General Manager, MCCC
Date:	October 17, 2008

Alpha & Omega Semiconductor, Inc.

By:	/s/ Mike Chang
Name:	Mike Chang
Title:	CEO
Date:	October 17, 2008

Alpha & Omega Semiconductor, Ltd.

By:	/s/ Mike Chang
Name:	Mike Chang
Title:	CEO
Date:	October 17, 2008

[SIGNATURE PAGE TO SETTLEMENT

AND CROSSLICENSE AGREEMENT]

Exhibit A

Fairchild Patents

1.	Taiwan Pat. No. 147027
2.	US Pat. No. 6,429,481
3.	US Pat. No. 6,521,497
4.	US Pat. No. 6,710,406
5.	US Pat. No. 6,828,195
6.	US Pat. No. 7,148,111
7.	US Pat. No. 6,818,947

Exhibit B

AOS Patents

1.	US Pat. No. 5,767,567
2.	US Pat. No. 5,907,776
3.	US Pat. No. 5,930,630
4.	Taiwan Pat. No. 117076

Exhibit C

Additional AOS Patents

[***]

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Exhibit D

Press Release

Fairchild Semiconductor and Alpha & Omega Semiconductor Receive Patent Dispute

[            ], [State],                     , 2008 — Fairchild Semiconductor (NYSE: FCS) and Alpha & Omega Semiconductor, Inc. announced today that they have signed a settlement and cross license agreement, ending a patent dispute that began in 2007. The settlement encompasses actions that each party has filed in the U.S. as well as in Taiwan. The parties announced that AOS will make a one time non-material payment to Fairchild, but otherwise the terms of the settlement and cross license agreement were not released. The parties will file requests for dismissal of all outstanding lawsuits in the appropriate courts.